Supplement to Prospectus Supplement dated December 11, 2006
to Prospectus dated November 28, 2006

$3,054,755,000

SLC Private Student Loan Trust 2006-A
Issuing Entity

SLC Student Loan Receivables I, Inc.
Depositor

The Student Loan Corporation
Sponsor, Seller, Servicer and Administrator

Student Loan Asset-Backed Notes

The table and related footnotes on page S-18 of the Prospectus Supplement to which this Supplement to Prospectus Supplement relates is replaced with the following:

THE STUDENT LOAN CORPORATION
Managed Private Student Loans
Loan Loss Experience
(dollars in thousands, except as noted)
(unaudited)

		Years ended December 31,
	Nine Months ended September 30, 2006	2005	2004	2003	2002	2001
Total charge-offs, net of recoveries.(1)	$9,295.2	$8,841.7	$5,902.7	$5,426.5	$3,215.9	$1,432.1
Average managed private education loans (in millions)	$5,485.3	$4,422.4	$3,294.5	$2,344.4	$1,526.9	$959.7
Net charge-offs as a percentage of average managed private education loans	0.17%(2)	0.20%	0.18%	0.23%	0.21%	0.15%
Ending managed private education loans (in millions)	$5,906.4	$4,812.4	$3,648.5	$2,642.7	$1,784.2	$1,127.4
Net charge-offs as a percentage of ending managed private education loans	0.16%(2)	0.18%	0.16%	0.21%	0.18%	0.13%

____________________

(1)

An amount equal to loan level gross charge-offs less recoveries during the reporting period.

(2)

Not annualized.

The dollar amount of $3,045,272,022 on page S-23 of the Prospectus Supplement to which this Supplement to Prospectus Supplement relates is replaced with $3,045,882,973.

The notional amounts for the October 2007 and January 2008 distribution dates in the table on page S-42 of the Prospectus Supplement to which this Supplement to Prospectus Supplement relates are replaced with $2,827,017,628 and $2,777,017,628, respectively.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the notes or determined whether this supplement or the prospectus supplement or the base prospectus to which this supplement relates is accurate or complete.  Any contrary representation is a criminal offense.

Citigroup
Merrill Lynch & Co.
Goldman, Sachs & Co.

December 13, 2006